Exhibit 99.1


NEWS RELEASE
FOR INFORMATION CONTACT:

Glimcher Realty Trust
150 East Gay Street
Columbus, Ohio 43215

William G. Cornely         Melinda A. Janik       Carolee J. Oertel
Exec. V.P., COO            Sr. V.P., CFO          Manager, Investement Relations
bcornely@glimcher.com      mjanik@glimcher.com    coertel@glimcher.com
(614) 887-5614             (614) 887-5610         (614) 887-5613

FOR IMMEDIATE RELEASE
Monday, August 25, 2003

                         GLIMCHER REALTY TRUST COMPLETES
                    $60 MILLION PERPETUAL PREFERRED OFFERING

COLUMBUS, Ohio - August 25, 2003 - Glimcher Realty Trust (NYSE: GRT) announced today that the Company has completed a $60 million public offering of 2,400,000 shares of 8.75% Series F Cumulative Redeemable Shares of Beneficial Interest at a price of $25.00 per share underwritten by Deutsche Bank Securities as lead manager and McDonald Investments, Inc., as co-manager.

The net proceeds of the offering of approximately $57.8 million will be used to partially fund the Company's pending acquisition of WestShore Plaza, an enclosed regional mall located in Tampa, Florida, and to repay a portion of the outstanding balance on the Company's $170 million secured credit facility.

About the Company
Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls and community shopping centers.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT." Glimcher Realty Trust is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material including the failure to close on the pending acquisition of WestShore Plaza, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.